Shells Seafood Restaurants, Inc.

Insider Trading Compliance Policy

This Policy generally concerns the handling of material, non-public information relating to Shells Seafood Restaurants, Inc. (“Shells”, the “Company”, or “we”) or other companies with which we may transact business and with the buying and selling of stock and other securities of Shells and such other companies.

Background

As we all know, law enforcement officials have been vigorously pursuing violations of insider trading laws, which in general prohibit the purchase or sale of a company’s securities while in possession of material information that has not been publicly disclosed. Congress has encouraged such prosecutions by adopting laws, which, among other things, dramatically increase the penalties for insider trading and expose the Company and possibly other “controlling persons” to liability for violations by Company personnel. If companies like ours do not take active steps to adopt preventive policies and procedures covering stock trading by company personnel, the consequences could be severe.

We have all worked hard to establish Shells’ reputation for integrity and ethical conduct. Compliance with this Policy Statement is intended to help to avoid situations, which could tarnish this important corporate asset. In this regard, even the appearance of an improper transaction can be damaging, and must be avoided to preserve our reputation.

Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

I.	Employee Groups

For the purposes of this Policy, each Shells Employee, Officer and member of the Board of Directors (“Director(s)”) will be categorized into one of two groups. Different restrictions contained in this Policy apply to each group. The Company’s compliance officer (“CO”), currently our Chief Financial Officer will notify each Employee, Officer and Director of the group into which he or she is placed initially and if at any time he or she is placed into a different group.

You should read this entire Policy. However, for your convenience, the following is a summary of the restrictions that apply to each group under this Policy:

Group One - The vast majority of our Employees are in Group One. Members of Group One are required to comply with the restrictions on (1) trading in securities while in possession of material, nonpublic information (“insider trading”), as described in Section II, and (2) disclosing material nonpublic information to others (“tipping”), as described in Section III.

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Group Two - Generally, members of management, including our Officers and Directors, Employees in our accounting department, and certain other Employees with regular access to material, nonpublic information are in Group Two. In addition to the general prohibitions against insider trading and tipping, members of Group Two may only purchase or sell Shells securities during the trading windows described in Section IV and are required to pre-clear most transactions with the CO, as described in Section V.

In addition, any Employee, Officer or Director of Shells may be temporarily prohibited from buying or selling Shells securities during special blackout periods. These special blackout periods are described in Section IV.

II.	Insider Trading Prohibited

General Rule. No Shells Employee, Officer or Director may purchase or sell Shells securities while he or she is in possession of material, nonpublic information. This restriction does not apply to certain “Permitted Transfers,” which are discussed in Section VI of this Policy.

Employees, Officers and Directors. This Policy applies to all Employees, Officers and Directors of Shells and its subsidiaries. Each provision of this Policy that applies to an Employee, Officer and Director also generally applies to:

•	Members of their immediate families with whom they share a household;

•	Other persons with whom they share a household;

•	Persons who principally rely on the Employee, Officer or Director for their financial support; and

•	Any person or entity over which they have control or influence with respect to a transaction in securities (i.e., a trustee of a trust, an executor of an estate).

Likewise, when we refer to “you” in this Policy, we also mean each of the people listed above with respect to you. Because the people listed above are covered by this Policy, you will be responsible for their transactions in Shells securities and they should not purchase or sell Shells securities without your clearance. If this statement is unclear relative to your personal situation, you should discuss such with the CO.

Material, Nonpublic Information.

Material.  Whether information is considered “material” will depend upon the specific facts and circumstances involved in each situation. Generally, however, information is considered “material” if:

•	A reasonable investor would consider it important in making a decision on whether to buy, sell or hold the security;

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•	A reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security; or

•	The information could reasonably be expected to have a substantial effect on the price of the security.

Nonpublic. Information is nonpublic until it has been “publicly disclosed”, meaning that it is:

•	Published in such a way as to provide broad, non-exclusionary distribution of the information to the public;

•	For a sufficient period of time to be reflected in the price of the related securities.

Examples of public disclosure include Shells issuance of a press release or the filing of an appropriate report with the SEC. Information is generally considered to be “nonpublic” until the expiration of a period of three full trading days after the information is released to the general public. However, this period varies depending on the type of information released and the market’s expectations relating to the subject matter of the release.

Examples of material, nonpublic information might include information about upcoming earnings or losses, negotiation of a joint venture, merger or acquisition, news of a significant purchase or sale of assets, changes in dividend policies, the declaration of a stock split, the offering of additional securities or another financing event, financial liquidity problems, changes in top management, significant business or accounting developments, the gain or loss of a substantial supplier or franchisee, or plans for expansion or closure of restaurants. Information may be material whether it is favorable or unfavorable to the Company.

Other Companies. While this Policy prohibits trading in Shells securities while you are in possession of material, nonpublic information about Shells, it also prohibits trading in securities of any other company about which you learn material, nonpublic information in the course of performing your duties for Shells. For example, you may be involved in a transaction in which Shells expects to acquire or be acquired by another company, or enter into a joint venture or other relationship with that company. This Policy prohibits you from trading in the securities of that company while aware of this information, as long as it remains nonpublic. In addition, please remember that the Shells Code of Ethics prohibits you from engaging in outside interests that represent a conflict of interest with your obligations to Shells.

Securities. This Policy prohibits certain transactions in the “securities” of Shells. Although it is usually the case that the information you gain will be material with respect to Shells common stock, any securities Shells issues, such as debt securities or preferred stock, are also subject to this Policy. This Policy also applies to stock options and other derivatives related to Shells securities, as discussed below.

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Long Term Investments. We encourage Shells stock ownership amongst our Employees, Officers and Directors. Furthermore, we expect your investment in Shells to be long-term in nature, aligning your interests with the long-term success, growth and profitability of Shells. We expect our Employees, Officers and Directors not to engage in speculative transactions that are designed to results in profit based on short-term fluctuations in the price of our securities. When purchasing Shells securities, we strongly encourage you to do so with the expectation of owning those securities for an extended period of time - at a minimum, for six months. We recognize, of course, that your personal circumstances may change due to unforeseen events, in which case you may be forced to more quickly liquidate Shells securities that you purchased with the original intent of holding as a long-term investment.

Short Sales; Derivative Securities. Our Employees, Officers and Directors are prohibited from selling Shells stock short (in the form of derivatives). Derivatives are securities whose value varies in relation to the price of Shells securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions. Our Employees, Officers and Directors are generally prohibited from purchasing or selling derivative securities. However, at various times and after pre-clearance with the CO, you may enter into long-term forward sales and other long-term transactions that are used to hedge your existing ownership positions in Shells securities. If you have any questions as to whether a particular hedging or derivative transaction is permitted under this Policy, you should contact the CO. In addition, any restrictions under this Policy that apply to you when purchasing or selling Shells securities also apply to you when entering into a permitted hedging transaction.

Private Transactions; Pledged Stock. Purchases or sales of securities can result in liability whether executed in the public markets or in a private transaction. In addition, you should be aware that sales forced because you have borrowed money and pledged securities as security for a loan generally will not have special exemption from insider trading laws or this Policy. Accordingly, you should be careful when utilizing a margin loan in a brokerage account or otherwise using your Shells securities as collateral for a loan.

Under margin arrangements, a broker is entitled to sell shares, which you have deposited as collateral for loans, if the value of your securities falls below the brokerage firm’s margin requirements. Even though you did not initiate the sale or control its timing, because it is still a sale for your benefit, you may be subject to liability under insider trading laws if the sale is made at a time when you are in possession of material, nonpublic information. Accordingly, such a sale must be made in compliance with the restrictions under this Policy that apply to you, such as trading windows or pre-clearance requirements. As a result, if you use Shells securities to secure a margin loan, you may be forced to take actions (for instance, depositing additional money or selling other securities) to satisfy margin requirements in order to avoid your broker selling your Shells securities at a time that would result in a violation of insider trading laws or this Policy. Similar cautions apply to a bank or other loan for which you have pledged stock as collateral.

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III.	Unauthorized Disclosure of Material, Nonpublic Information Prohibited

General Rule. No Employee, Officer or Director may disclose material, nonpublic information about Shells or any company with which Shells transacts business to anyone outside Shells unless authorized to do so.

Tipping. Under the federal securities laws, you can be held responsible not only for your own insider trading, but also for trading performed by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you if you are the ultimate source of their information.

Discussing or Recommending Shells Securities. We recognize that Employee enthusiasm for Shells and its business prospects is a vital element of our success. You should, however, use extreme caution when discussing Shells securities with anyone outside Shells or recommending the purchase, sale or holding of Shells securities. Making recommendations of that type can easily result in accidental disclosure of material, nonpublic information or be viewed as “tipping”. Likewise, recommendations can also result in embarrassing situations for you or the Company, if you make a recommendation at a time when there is a pending announcement of material, nonpublic information by the Company; even if you are unaware of that information.

Authorization to Disclose Material, Nonpublic Information. We authorize only certain Employees, Officers and Directors to make disclosures of material, nonpublic information. Unless you are authorized to do so by the President or the CO, you should refrain from discussing material, nonpublic information with anyone not subject to this Policy. This includes discussions with family members and friends, or on an internet “chat room” or similar internet-based forum. Even in discussions with others subject to this Policy, you should consider the consequences of disclosing material, nonpublic information to them. For example, by doing so, you would preclude those persons from trading in Shells securities until the information is publicly disclosed. Accordingly, you should restrict the dissemination of material, nonpublic information to those Employees, Officers, and Directors having a need to know in order to serve Shells interests.

Regulation FD (Fair Disclosure). The Securities and Exchange Commission has enacted rules banning selective disclosure. Generally, the regulation provides that when a public company (such as Shells) discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information. Violations of this regulation can result in SEC enforcement actions, resulting in injunctions and severe monetary penalties. Regulation FD applies largely to Officers, Directors and investor relation’s consultants who are designated the responsibility of communicating with securities market professionals and shareholders. Remember that no other Shells Employees, Officers or Directors are authorized to communicate with securities market professionals or shareholders.

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Non-Disclosure Agreements. Employees, Officers and Directors involved in transactions or other negotiations that require disclosure of material, nonpublic information with parties outside Shells should have those to whom such information is being disclosed sign an appropriate non-disclosure agreement, which specifies restrictions relative to trading of Shells stock by parties in receipt of the information. You should confer with the CO whenever a non-disclosure agreement is needed.

IV.	Trading Windows.

Standard Trading Windows. Members of Group Two may only purchase or sell Shells’ securities:

•	During the designated trading windows described below, and
•	When the individual is not in possession of material, nonpublic information.

Outside of the trading windows, members of Group Two may not transfer, purchase or sell Shells securities, even if they are not personally aware of any material, nonpublic information. However, members of Group Two may engage in Permitted Transactions (described in Section VI below) outside of the trading windows.

The trading window generally will open three full trading days after Shells quarterly release of earnings and will close beginning the third fiscal month of each quarter. For example, if quarterly earnings are released after the close of trading on a Monday, the following Friday becomes the first trading day that the window is open, providing the market is open for trading on Tuesday, Wednesday and Thursday of that week.  However, you should not expect that the window will open on any particular date or remain open for any minimum period of time. Significant corporate developments may require changes to the schedule.

Do not confuse the applicability of the trading windows with the broader prohibition on trading when you are in possession of material, nonpublic information described in Section II. Regardless of whether the trading window is open or closed, you may not trade in Shells securities if you possess material, nonpublic information about Shells.

Special Blackouts. We reserve the right to impose a trading blackout from time to time on all or any group of our Employees, Officers, or Directors when, in the judgment of our Board of Directors or Officers, a blackout is warranted. During a special blackout, you will not be permitted to purchase or sell Shells securities and you may or may not be allowed to execute Permitted Transactions. A special blackout may also prohibit you from trading in the securities of other companies. If the Company imposes a blackout to which you are subject, we will notify you when the blackout begins and when it ends and the securities and transactions to which it applies.

V.	Pre-Clearance of Transactions

General. At any time, even during a standard trading window, before purchasing or selling Shells securities, members of Group Two must obtain clearance of the transaction from the CO. This clearance must be obtained before you place the order for, or otherwise initiate, any transaction in Shells securities.

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Our pre-clearance is designed to help prevent inadvertent violations and avoid even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), as well as to help ensure compliance with federal securities laws reporting requirements. Thus, no transactions in Company stock will be approved (i) during quarterly “quiet periods,” i.e., the period from the first day of the last month of a fiscal quarter until after the third full trading day after the Company has issued an earnings press release for that fiscal quarter and has announced the opening of the trading window, and (ii) unless satisfactory arrangements can be made in order to assure the CO that the required federal securities reporting obligations relating to the transaction will be met on a timely basis.

Do not confuse pre-clearance of transactions with the broader prohibition on trading when you are in possession of material, nonpublic information described in Section II. Regardless of whether you have received pre-clearance for a transaction or whether a trading window applicable to you is open or closed, you may not trade in Shells securities if you are in actual possession of material, nonpublic information about Shells.

Permitted Transactions. Members of Group Two are required to receive pre-clearance prior to exercising any stock options or making any gifts of Shells securities. Pre-clearance is not required prior to entering into any other Permitted Transaction.

VI.	Permitted Transactions

The following are “Permitted Transactions”:

•
Acceptance or receipt of a stock option, shares of restricted stock or similar grants of securities under the Company’s 2002 Equity Incentive Plan or other applicable equity based benefit plans in effect (including elections to acquire stock options in lieu of other compensation) or the cancellation or forfeiture of options or restricted shares pursuant to Shells’ plans;

•	Election to participate in, cease participation in or purchase securities under a Shells employee stock purchase plan, if such a plan is in effect;

•	Vesting of stock options or shares of restricted stock and any related stock withholding;

•
Exercise of stock options issued under Shells stock option plans in a stock-for-stock exercise, payment of the exercise price in shares of stock and any related stock withholding transactions, but (1) not the sale of any stock acquired in the option exercise, and (2) not the use of proceeds from the sale of any such shares to exercise additional options;

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•
Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime;

•
Making payroll contributions to a Shells 401 (k) plan, deferred compensation plan or any similar plan, but not intra-plan transfers involving any Shells securities nor a change in “investment direction” under such plan to increase or decrease your percentage investment contribution allocated to Shells securities;

•	Execution of a transaction pursuant to a contract, instruction, or plan described in Exchange Act Rule 10b5- (c) (1) (i) (A) (called a “Trading Plan”), as discussed below; or

•	Any other transaction designated by the Board of Directors or any Board Committee or Officer, with reference to this Policy, as a Permitted Transaction.

Pre-Disclosure of Undisclosed Material, Nonpublic Information.

You may not enter into any Permitted Transaction unless you have disclosed any material, nonpublic information that you are aware of to Shells’ CO or designee. If you are a member of Group Two, the information must also be disclosed to the CO and the CO must disclose any such information to the President and Audit Committee Chairperson before any transaction listed qualifies as a Permitted Transaction. This ensures that Shells is fully aware of any material information affecting any security before you enter into a transaction involving Shells securities.

Employee Benefit Plan Transactions. Included in the definition of Permitted Transaction are most of the ongoing transactions you might enter into under Shells 2002 Equity Incentive Plan or any other benefit based plans in effect. For example, although your ongoing participation in a plan may involve the regular purchase of Shells common stock, either directly pursuant to an investment election or indirectly through an employer matching contribution, those purchases are Permitted transactions. Please note, however, that the movement of balances in those plans into or out of Shells securities or change in your investment direction under those plans are not Permitted Transactions. This means that you may not make such transfers or elections while you are in possession of material, nonpublic information and that such transfers or elections must be made in compliance with any other restrictions under this Policy that apply to you (for instance, such transfers or elections could only be made using an open trading window with pre-clearance if you are in Group Two.)

Transactions in employee stock options are also considered Permitted Transaction if there is no related sale to a person other than Shells. Please note, however, that a sale of stock following or in connection with an option exercise is not a transaction with Shells and is, therefore, not a Permitted Transaction. Thus, you may engage in a cash exercise of an option as long as you retain the stock you buy in the exercise. You can also engage in stock-for-stock exercised or elect stock withholding without violation the Policy. However, it would not be a Permitted Transaction for you to exercise a stock option, sell the resulting shares or then use the proceeds from that sale to pay for the exercise of additional stock options in a same day sale. Although exercises of Shells stock options are Permitted Transaction, members of Group Two must pre-clear all stock options exercises.

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Transaction in Which There is No Change in Beneficial Ownership. Certain transactions involve merely a change in the form in which you own securities. For example, you may transfer shares of stock to a trust if you are the only beneficiary of the trust during your lifetime. Likewise, changing the form of ownership to include a member of your immediate household as a joint owner is a Permitted Transaction since members of your household are considered the same as you for purposes of this Policy.

Gifts of Shells Securities. Depending on the particular situation involved, bona fide gifts of Shells securities, whether to charitable institutions or to friends and family members, may be Permitted Transactions. However, if you believe that the recipient will sell the stock either immediately or shortly after receiving it (within six months), then the gift is likely not a Permitted Transaction and the normal restrictions would be applicable. This policy is designed to avoid the embarrassment of having one of our Employees make of a gift of stock that ends up being sold into the market at a time when the Employee could not sell the stock directly.

Trading Plans. The SEC has enacted rules that provide an affirmative defense against violations of the insider trading laws if you enter into a contract, provide instructions, or adopt a written plan for a transaction in securities when you are not in possession of material, nonpublic information, even if it turns out that you had such information when the transaction was actually completed. The contract, instructions or plan must:

•	Specify the amount, price and date of the transaction;
•	Specify an objective method for determining the amount, price and date of the transaction; or
•
Place the discretion for determining amount, price and the date of the transaction in another unaffiliated person who is not, at the time of the transaction, in possession of material, nonpublic information.

You may not exercise discretion or influence over the amount, price, and date of the transaction after entering into the arrangement. In this Policy, we refer to these arrangements as “Trading Plans.” The rules regarding Trading Plans are extremely complex and must be complied with completely to be effective. You should consult with your own legal advisor before proceeding with entering into any Trading Plan.
Any restrictions under this Policy that apply to you when purchasing or selling Shells securities also apply to you when establishing a Trading Plan. Therefore, you may not establish a Trading Plan when you are in possession of material, nonpublic information about Shells and to the extent trading windows and special blackout periods apply to you. Those restrictions must be complied with in connection with establishing a Trading Plan. In addition, members of Group Two are required to receive pre-clearance before entering into any Trading Plan. Once a Trading Plan for a member of Group Two has been pre-cleared by the CO, transactions executed pursuant to that Trading Plan do not require approval. Members of Group One are not required to pre-clear Trading Plans, but they are required to provide a copy of any Trading Plan~~,~~ which they enter into to the CO.

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In establishing any Trading Plan, you should carefully consider the timing of your transactions under the Trading Plan. Even though transactions executed in accordance with a Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before Shells announces material news, and the media may not understand the nuances of trading pursuant to a Trading Plan.

Once a trading plan is established, however, no transactions can be made in the Company’s stock under that plan for at least two weeks. You also may not terminate or modify the trading directions or terms of your trading plan at any time during a Company blackout period (whether or not you have actual knowledge of material nonpublic information at that time). In the event you modify or terminate and then reestablish (with the same or alternate trading instructions) a trading plan, no transactions can be effected under the new plan for at least six months from the date that the original plan was modified or terminated.

VII	Information Required Following All Transactions by Directors and Officers.

To facilitate the reporting of all transactions in the Company’s stock to the Securities and Exchange Commission, it is essential that the following information be communicated to our CO, currently Warren Nelson, immediately following the transaction:
Date of transaction.
Type of transaction - purchase, sale, gift, change of beneficial ownership, etc.
Shares acquired or disposed.
Price of shares acquired or disposed.
Beneficial ownership (direct or indirect).
Whether the transaction was effected pursuant to a Rule 10b5-1 trading plan.

The newly enacted Sarbanes-Oxley Act of 2002 requires that a Form 4 (which reports changes in beneficial ownership for directors, executive officers and certain other persons) must be filed by that reporting person with the SEC within two business days following a change of ownership in shares of the Company’s stock (including as a result of a purchase or sale or option exercise or grant). As a result, it is imperative that you and your broker, if applicable, provide the CO with the necessary information on the same day as the transaction occurs.

VIII	The Consequences

The consequences of insider trading violations can be staggering:
For individuals who trade on inside information (or tip information to others):
-	A civil penalty of up to three times the profit gained or loss avoided;
-	A criminal fine (no matter how small the profit) of up to $1 million; and
-	A jail term of up to ten years.

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For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
-	A civil penalty of the greater of $1 million or three times the profit; gained or loss avoided as a result of the employee’s violation; and
-	A criminal penalty of up to $2.5 million.

In addition, if an employee violates or fails to comply with the Company’s insider trading policy or procedures, sanctions, including dismissal for cause, may be imposed by the Company. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

XI.	Administration of this Policy.

Administration by the CO. The day-to-day administration, including communications of this Policy, will be carried out by the CO. If you have any questions concerning the interpretation of this Policy, you should direct your questions to the CO, currently Warren Nelson at (813) 961-0944. If a trade of Shells securities involves the CO, then the Audit Committee Chairperson must provide pre-approval.

Reporting Violations. If you become aware of any violation of this Policy, you should report it immediately to an Officer, or if it involves an Officer, then report should be directed to the Audit Committee Chairperson.

Exemptions. An individual subject to the trading windows or special blackout periods described in this Section IV may request the CO to grant him or her a hardship exemption from those restrictions if he or she is not otherwise prohibited from trading under Section II. However, we anticipate that exemptions will be given very rarely and only in extreme circumstances. Such exemptions are to be reviewed by the Audit Committee.

Amendment of the Policy. The Company reserves the right to amend this Policy from time to time, subject to approval by the Shells Board of Directors. If we do so, we will communicate to you through normal communication channels the substance of any such changes.

Remember, the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment and consult with your legal and financial advisors, as needed.

Post-Termination Transactions.

This Policy Statement continues to apply, as appropriate, to your transactions in Company securities even after the termination of your employment or service with the Company. If you are in possession of material nonpublic information when your employment or service with the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.

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I have read and fully understand this Policy.

Signed:

_________________________________________
Name

_________________________________________
 Position

____________________
Date

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